                                                                     Exhibit 5.0

                                 Ater Wynne LLP
                           222 SW Columbia, Suite 1800
                             Portland, Oregon 97201
                              Phone (503) 226-1191
                               Fax (503) 226-0079



                                 December 23, 1999



Board of Directors
Analogy, Inc.
9205 SW Gemini Drive
Beaverton, Oregon  97008

Gentlemen:

         In connection with the registration of 75,000 shares of common stock, no par value (the "Shares"), of Analogy, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on December 23, 1999, and the proposed offer and sale of the Shares pursuant to the terms of the Company's 1996 Employee Stock Purchase Plan (the "1996 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

         Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the Shares to be offered pursuant to the 1996 Plan, when such Shares have been delivered against payment therefor as contemplated by the 1996 Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                                    Very truly yours,

                                    /s/ Ater Wynne LLP

                                    Ater Wynne LLP